Exhibit 23.2

DeGolyer and MacNaughton

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

March 29, 2012

GeoMet Inc.

909 Fannin Street

Suite 1850

Houston, Texas 77010

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton in the registration statements (File No. 333-136924 and 333-163114) on Form S-8 of GeoMet, Inc. and in the Post-Effective Amendment No.1 on Form S-1 to the registration statement (File No. 333-174037) on Form S-3 (Registration Statements), to the references to our letter report dated March 6, 2012 relating to the proved natural gas reserves of GeoMet, Inc. for the year ended December 31, 2011, and to the reference to our firm as experts in such Registration Statements with respect to such report.

Very truly yours,
/s/ DeGOLYER and MacNAUGHTON DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716